Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States
+1 212 446 4800	Facsimile: +1 212 446 4900

www.kirkland.com

January 18, 2022

BigBear.ai Holdings, Inc. 6811 Benjamin Franklin Drive, Suite 200 Columbia, Maryland 21046

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to BigBear.ai Holdings, Inc., a Delaware corporation (the “Company”), and the entities listed on Exhibit A hereto (the “Guarantors”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-1 (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the amended and restated indenture (the “Indenture”) entered into on December 7, 2021, by and among the Company, the Guarantors and Wilmington Trust, National Association in its capacity as trustee thereunder (the “Trustee”).

The Registration Statement relates to (A) the issuance by the Company of up to 12,326,472 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (“Common Stock”), upon the exercise of warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (“Warrants”); (B) the resale or distribution from time to time by the selling stockholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to 124,931,453 shares of Common Stock (the “Selling Stockholder Shares”), and 366,533 Warrants held by the selling stockholders named in the Registration Statement; (C) the resale or distribution from time to time by the selling noteholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to $200,000,000 in aggregate principal amount of outstanding 6.00% convertible senior notes due 2026 (“Notes”); and (D) the resale or distribution from time to time by the selling noteholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to 23,058,494 shares of Common Stock issuable upon conversion of the Notes (the “Note Shares”). The Warrant Shares, the Selling Stockholder Shares, the Warrants, Notes and Note Shares are collectively referred to herein as the “Securities.”

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company and each Covered Guarantor (as set forth in Exhibit A), (ii) resolutions of the Company and Covered Guarantors with respect to the issuance and registration of the Securities and (iii) the Registration Statement and the exhibits thereto.

Austin     Bay Area     Beijing     Boston     Brussels     Dallas     Hong Kong     Houston     London     Los Angeles     Munich     New York     Paris     Salt Lake City     Shanghai     Washington, D.C.

BigBear.ai Holdings, Inc.

January 18, 2022

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and Covered Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and Covered Guarantors. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and Covered Guarantors.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Warrants are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

2. The Warrant Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

3. The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

4. The Note Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

5. The Notes have been duly authorized, executed and delivered by the Company, and (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Notes by the Trustee in accordance with the Indenture), are valid and binding obligations of the Company, and are enforceable against the Company in accordance with their terms and the holders of record of the Notes are entitled to the benefits afforded by the Indenture.

6. The Guarantees constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their respective terms and have been duly authorized by all necessary corporate or limited liability company actions on the part of each of the Covered Guarantors.

BigBear.ai Holdings, Inc.

January 18, 2022

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), the Limited Liability Company Act of the State of Delaware and the laws of the State of New York.

Each opinion in this letter that any particular contract constitutes a valid and binding agreement or is enforceable in accordance with its terms (each, an “enforceability opinion”) is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. “General principles of equity” include but are not limited to: (A) principles limiting the availability of specific performance and injunctive relief; (B) principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; (C) principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; (D) principles which may permit a party to cure a material failure to perform its obligations; and (E) principles affording equitable defenses such as waiver, laches and estoppel. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our enforceability opinion. In addition, none of the opinions or other advice contained in this letter covers or otherwise addresses any of the following types of provisions (or the enforceability thereof) which may be contained in the Indenture, the Notes and the Guarantees: (i) provisions mandating contribution towards judgments or settlements among various parties; (ii) waivers of benefits and rights to the extent they cannot be waived under applicable law; (iii) provisions providing for liquidated damages, late charges and prepayment charges, in each case if deemed to constitute penalties; (iv) provisions which might require indemnification or contribution in violation of general principles of equity or public policy, including, without limitation, indemnification or contribution obligations which arise out of the failure to comply with applicable state or federal securities laws, rules or regulations; or (v) requirements in the Indenture, the Notes and the Guarantees specifying that provisions thereof may only be waived in writing (these provisions may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents). The enforceability opinion related to the Guarantees is further subject to the effect of rules of law that may render guarantees unenforceable under circumstances where, in the absence of an effective consent or waiver by the Guarantors (as to which we express no opinion herein), actions, failures to act or waivers, amendments or replacement of the Indenture, the Notes or the Guarantees so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the Trustee and the Company or the Guarantors, which is substantially and materially different from that presently contemplated by the Indenture, the Notes and the Guarantees.

BigBear.ai Holdings, Inc.

January 18, 2022

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware or the laws of the State of New York be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

BigBear.ai Holdings, Inc.

January 18, 2022

Exhibit A

Guarantors

Covered Guarantors

Entity Name	Jurisdiction
BigBear.ai Intermediate Holdings, LLC	Delaware

BigBear.ai, LLC	Delaware

Non-Covered Guarantors

Entity Name	Jurisdiction
NuWave Solutions, L.L.C.	Maryland

PCI Strategic Management, LLC	Maryland

ProModel Government Solutions, Inc.	Utah

Open Solutions Group, LLC	Virginia